Exhibit 99.1

American Public Education Reports Third Quarter 2024 Financial Results

Net Income & Adjusted EBITDA Performance Driven by Further Stabilization and Improvement in Rasmussen and Hondros Segments

CHARLES TOWN, W.V. – November 12, 2024 -- American Public Education, Inc. (Nasdaq: APEI), a portfolio of education companies providing online and campus-based postsecondary education and career learning to over 125,000 students through four subsidiary institutions, has reported unaudited financial and operational results for the third quarter ended September 30, 2024.

Key Third Quarter 2024 Highlights

•	Consolidated revenue for Q3 2024 increased 1.5% year-over-year to $153.1 million.

•	Net income available to common stockholders in Q3 2024 was $731,000, compared to a net loss available to common stockholders of ($4.9) million in the prior year period.

•	Net income per diluted common share in Q3 2024 was $0.04, compared to a net loss per diluted common share of ($0.27) in the same period of 2023. Q3 2023 included a $5.2 million loss on equity investment. Excluding that, net income per diluted common share would have been $0.02.

•	Q3 2024 Adjusted EBITDA was $12.9 million compared to $18.1 million in the third quarter of 2023.

•	Q4 enrollments at Rasmussen, which are known at the end of Q3 increased 3.5% compared to Q4 2023, the first significant increase since the acquisition.

•	Narrowing guidance for full year revenue of $620 million to $625 million and updating Adjusted EBITDA to $64 million to $67 million.

Management Commentary

"The third quarter demonstrated continued progress in the goals we set out at the beginning of this year,” said Angela Selden, President and Chief Executive Officer of APEI. “In the third quarter of 2024, Rasmussen had its first positive year over year enrollment comparison since our acquisition of the business and we expect continued momentum in that business. Hondros continues to show improvement in the third quarter and we expect further enrollment growth in the fourth quarter of this year.”

“We remain on track to deliver on the expectations we set out at the beginning of this year. We maintained that Rasmussen would be EBITDA positive in the second half of 2024 and we are on track to deliver. We are confident in our revenue, net income and Adjusted EBITDA outlook in 2024.

We believe the steps we have taken throughout last year and this year are leading to greater student engagement and outcomes and will continue to be reflected in the financial results and provide greater long term shareholder value," concluded Selden.

Third quarter 2024 Financial Results

•	Total consolidated revenue for the three months ended September 30, 2024, was $153.1 million, an increase of $2.3 million, or 1.5%, compared to $150.8 million for the three months ended September 30, 2023. The increase in revenue was primarily due to a $1.8 million increase in our HCN Segment, a $0.6 million increase in our APUS Segment, and a $0.5 million increase in revenue in our RU Segment.

•	Total costs and expenses for the three months ended September 30, 2024, were $149.0 million, an increase of $4.6 million, or 3.2%, compared to $144.4 million for the three months ended September 30, 2023. Costs and expenses for the three months ended September 30, 2024, include $1.1 million of information technology transition services costs in all our segments as well as Corporate and Other.

•	Instructional costs and services expenses for the for the three months ended September 30, 2024, were $75.4 million, an increase of $2.2 million, or 3.0%, compared to $73.2 million for the three months ended September 30, 2023.

•	Selling and promotional expenses for the three months ended September 30, 2024, were $33.5 million, an increase of $0.1 million, or 0.4%, compared to $33.3 million for the three months ended September 30, 2023.

•	General and administrative expenses for the three months ended September 30, 2024, were $35.0 million, an increase of $4.1 million, or 13.4%, compared to $30.9 million for the three months ended September 30, 2023. The increase in general and administrative expenses is primarily due to increases in other information technology costs in all our segments, employee compensation costs in Corporate and Other, professional fees in our APUS Segment and Corporate and Other.

•	Net income available to common stockholders was $731,000, or $0.04 per diluted common share for the three months ended September 30, 2024, compared to a net loss of ($4.9) million, or ($0.27) per diluted common share, for the three months ended September 30, 2023. Q3 2023 included a $5.2 million net loss on equity investment.

•	Adjusted EBITDA was $12.9 million for the three months ended September 30, 2024, compared to $18.1 million for the three months ended September 30, 2023. Adjusted EBITDA excludes adjustment for impairment of goodwill and intangible assets, severance costs, loss on leases, stock compensation, loss on disposals of long-lived assets, and transition services costs.

Balance Sheet and Liquidity

•	Total cash, cash equivalents, and restricted cash were $162.2 million at September 30, 2024, compared to $144.3 million and December 31, 2023, representing an increase of $17.9 million, or 12.4%.

Registrations and Enrollment

	Q3 2024	Q3 2023	% Change
American Public University System [1]
For the three months ended September 30, Net Course Registrations	92,500	92,300	0.2%

Rasmussen University [2]
For the three months ended September 30, Total Student Enrollment	13,500	13,500	0%

Hondros College of Nursing [3]
For the three months ended September 30, Total Student Enrollment	3,100	2,800	10.4%
1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date.

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter and Full Year 2024 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Fourth Quarter 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	94,400 to 96,100	4% to 6%
HCN Student enrollment	3,700	19%
RU Student enrollment	14,600	4%
- On-ground Healthcare	6,300	-3%
- Online	8,300	9%

($ in millions except EPS)
APEI Consolidated revenue	$159.0 – $164.0	4% to 8%
APEI Net loss/income available to common stockholders	$9.0 – $11.0	(20%) – (4.0%)
APEI Adjusted EBITDA	$23.0 – $26.0	(10%) to 2%
APEI Diluted EPS	$0.47 – $0.56	(26%) to (13%)

Full Year 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$620 – $625	3% to 4%
APEI Net income available to common stockholders	$7-$9	n.m.
APEI Adjusted EBITDA	$64 – $67	7% to 12%
APEI Capital Expenditure (CapEx)	$19 – $22	37% to 58%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended September 30, 2024 and 2023, adjusted EBITDA excludes impairment of goodwill and intangible assets, severance costs, loss on leases, stock compensation, loss on disposals of long-lived assets, and transition services costs.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,500 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,100 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, capital expenditures, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands;  declines in enrollments at APEI's subsidiaries; the enactment of legislation that adversely impacts APEI or its subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness and preferred stock; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2023, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2024	2023
	(unaudited)

Revenues	$153,122	$150,838
Costs and expenses:
Instructional costs and services	75,401	73,228
Selling and promotional	33,459	33,315
General and administrative	35,030	30,885
Depreciation and amortization	5,080	7,026
Loss (gain) on disposals of long-lived assets	23	(16)
Total costs and expenses	148,993	144,438
Income from operations before
interest and income taxes	4,129	6,400
Interest expense, net	(631)	(792)
Income before income taxes	3,498	5,608
Income tax expense	1,236	3,712
Equity investment loss	-	(5,224)
Net income (loss)	$2,262	$(3,328)
Preferred stock dividends	1,531	1,525
Net income (loss) available to common stockholders	$731	$(4,853)

Income (loss) per common share:
Basic	$0.04	$(0.27)
Diluted	$0.04	$(0.27)

Weighted average number of
common shares:
Basic	17,679	17,778
Diluted	18,247	17,820

	Three Months Ended
Segment Information:	September 30,
	2024	2023
Revenues:
APUS Segment	$76,981	$76,406
RU Segment	$52,604	$52,073
HCN Segment	$15,493	$13,741
Corporate and other[1]	$8,044	$8,618
Income (loss) from operations before
interest and income taxes:
APUS Segment	$20,765	$21,948
RU Segment	$(7,609)	$(10,570)
HCN Segment	$(771)	$(641)
Corporate and other	$(8,256)	$(4,337)

	Nine Months Ended
	September 30,
	2024	2023
	(unaudited)

Revenues	$460,449	$447,741
Costs and expenses:
Instructional costs and services	224,042	222,115
Selling and promotional	99,753	106,205
General and administrative	105,733	96,907
Depreciation and amortization	15,440	22,735
Impairment of goodwill and intangible assets	-	64,000
Loss on leases	3,715	-
Loss (gain) on disposals of long-lived assets	235	17
Total costs and expenses	448,918	511,979
Income (loss) from operations before
interest and income taxes	11,531	(64,238)
Interest expense, net	(1,542)	(3,668)
Income (loss) before income taxes	9,989	(67,906)
Income tax expense (benefit)	2,433	(12,839)
Equity investment loss	(4,407)	(5,233)
Net income (loss)	$3,149	$(60,300)
Preferred stock dividends	4,597	4,469
Net loss available to common stockholders	$(1,448)	$(64,769)

Loss per common share:
Basic	$(0.08)	$(3.55)
Diluted	$(0.08)	$(3.54)

Weighted average number of
common shares:
Basic	17,604	18,230
Diluted	18,076	18,294

	Nine Months Ended
Segment Information:	September 30,
	2024	2023
Revenues:
APUS Segment	$234,685	$223,941
RU Segment	$158,773	$161,511
HCN Segment	$48,349	$41,147
Corporate and other[1]	$18,642	$21,142
Income (loss) from operations before
interest and income taxes:
APUS Segment	$62,143	$57,963
RU Segment	$(25,401)	$(100,708)
HCN Segment	$(1,819)	$(2,179)
Corporate and other	$(23,392)	$(19,314)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Net income (loss) available to common stockholders	$731	$(4,853)	$(1,448)	$(64,769)
Preferred dividends	1,531	1,525	4,597	4,469
Net income (loss)	$2,262	$(3,328)	$3,149	$(60,300)
Income tax expense (benefit)	1,236	3,712	2,433	(12,839)
Interest expense, net	631	792	1,542	3,668
Equity investment loss	-	5,224	4,407	5,233
Depreciation and amortization	5,080	7,026	15,440	22,735
EBITDA	9,209	13,426	26,971	(41,503)

Impairment of goodwill and intangible assets	-	-	-	64,000
Severance Costs	25	2,959	530	2,959
Loss on leases	-	-	3,715	-
Other professional fees	813	-	813	-
Stock compensation	1,761	1,733	5,502	6,025
Loss (gain) on disposals of long-lived assets	23	(16)	235	17
Transition services costs	1,092	-	3,139	2,403
Adjusted EBITDA	$12,923	$18,102	$40,905	$33,901

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three and twelve months ending December 31, 2024:

	Three Months Ending		Twelve Months Ending
	December 31, 2024		December 31, 2024
(in thousands, except per share data)	Low	High	Low	High
Net income available to common stockholders	$8,575	$10,735	$7,127	$9,287
Preferred dividends	1,503	1,503	6,100	6,100
Net Income	10,078	12,238	13,227	15,387
Income tax expense	4,425	5,265	6,858	7,698
Interest expense	458	458	1,750	1,750
Loss on minority investment	-	-	4,408	4,408
Depreciation and amortization	4,860	4,860	20,300	20,300
EBITDA	19,820	22,820	46,542	49,542
Stock compensation	1,898	1,898	7,400	7,400
Other professional fees	1,050	1,050	1,813	1,813
Loss on leases	-	-	3,950	3,950
Transition services cost	651	651	4,295	4,295
Adjusted EBITDA	$23,419	$26,419	$64,000	$67,000